Exhibit 99.1

PORT ANGELES, Wash., Jul. 27, 2023 (GLOBE NEWSWIRE)

First Northwest Bancorp Reports Second Quarter 2023 Earnings

Matthew P. Deines, President and CEO, comments on financial results:

"We grew deposits this quarter and are cautiously optimistic that funding costs have begun to stabilize," said Matthew P. Deines, President and CEO of First Northwest Bancorp. "We continue to focus on the blocking and tackling of community banking and expect actions we took in the second quarter will result in lower expenses in future quarters. Loan growth continues to moderate as we focus on liquidity and pricing loans based on the marginal cost of deposits. Credit quality remains strong and continues to serve as a defining characteristic of our credit culture."

The Board of Directors of First Northwest Bancorp declared a quarterly cash dividend of $0.07 per common share. The dividend will be payable on August 25, 2023, to shareholders of record as of the close of business on August 11, 2023.

FINANCIAL HIGHLIGHTS	2Q 23	1Q 23	2Q 22	x	YTD Highlights
OPERATING RESULTS (in millions)					●	Deposit growth year-to-date of $88.9 million
Operating revenue (1)	$17.7	$18.6	$19.5		–	Retail growth $43.1 million, or 3.0%
Noninterest expense	15.2	14.9	17.0		–	Brokered growth $45.7 million, or 34.2%
Pre-provision net interest income	16.0	16.3	17.2
Net income	1.8	3.5	2.5		●	Loan growth year-to-date of $90.6 million,
PER SHARE DATA						or 6%
Basic and diluted earnings	$0.20	$0.39	$0.27
Book value	16.56	16.57	16.60		●	Deposit insurance coverage update:
Tangible book value *	16.39	16.38	16.40		–	Estimated uninsured business and
BALANCE SHEET (in millions)						consumer deposits totaling $271.5 million,
Total loans	$1,638	$1,579	$1,477			or approximately 16% of total deposits
Total deposits	1,653	1,594	1,581			42% of uninsured in urban areas
Total shareholders' equity	160	160	165			58% of uninsured in rural areas
ASSET QUALITY					–	Estimated uninsured public fund deposits
Net charge-off ratio	0.10%	0.25%	-0.03%			to total deposits of 8% (fully collateralized)
Nonperforming assets to total assets	0.12	0.12	0.06		–	Estimated insured deposits to total
Allowance for credit losses on loans						deposits of 76%
to total loans	1.06	1.10	1.07		–	Available borrowing capacity to
Nonperforming loan coverage ratio	677	661	1,269			uninsured deposits of 125%
SELECTED RATIOS
Return on average assets	0.34%	0.70%	0.51%		●	Liquidity:
Return on average equity	4.41	8.98	5.75			Closely monitored with ample on and off
Return on average tangible equity *	4.47	9.08	5.82			balance sheet liquidity for operations.
Net interest margin	3.25	3.46	3.77
Efficiency ratio	86.01	79.78	87.15		●	Asset quality:
Bank common equity tier 1 (CETI) ratio	13.10	13.34	13.21			Credit metrics remain stable. Past due and
Bank total risk-based capital ratio	14.08	14.35	14.24			nonperforming balances remain low.

(1)  Net interest income before provision plus noninterest income

* See reconciliation of Non-GAAP Financial Measures later in this release.

First Northwest Bancorp (Nasdaq: FNWB) ("First Northwest" or "Company") today reported quarterly net income of $1.8 million for the second quarter of 2023, compared to $3.5 million for the first quarter of 2023, and $2.5 million for the second quarter of 2022. Basic and diluted earnings per share were $0.20 for the second quarter of 2023, compared to $0.39 for the first quarter of 2023, and $0.27 for the second quarter of 2022. In the second quarter of 2023, the Company generated a return on average assets ("ROAA") of 0.34%, a return on average equity ("ROAE") of 4.41%, and a return on average tangible common equity* of 4.47%. Results in the second quarter of 2023 are reflective of the higher interest rate environment and the impact on the deposit mix as customers seek higher yielding alternatives for their balances.

In June 2023, First Northwest determined that Quin Ventures, Inc. ("Quin Ventures") was no longer a going concern. The Company wrote off the remaining investment in Quin Ventures through retained earnings in accordance with applicable non-controlling interest accounting methods. The noncontrolling interest in Quin Ventures balance was moved to retained earnings, with no change to total shareholders' equity as a result of the transaction.

Net Interest Income

Total interest income increased $2.2 million to $25.5 million for the second quarter of 2023, compared to $23.3 million in the previous quarter, and increased $6.5 million from $19.0 million in the second quarter of 2022. Interest income increased in the current quarter due to higher yields on earning assets and increased volume of loans and interest-earning deposits in banks. Interest and fees on loans increased year-over-year, in part, as the Company's banking subsidiary, First Fed Bank ("First Fed" or "Bank"), grew the loan portfolio through our renewed short-term participation in the Northpointe Mortgage Purchase Program ("Northpointe MPP"), draws on new and existing business lines of credit, originations of multi-family real estate loans, and auto and manufactured home loan purchases. Loan yields have increased over the prior year due to higher rates on new originations as well as the repricing of variable rate loans tied to the Prime Rate or other indices.

Total interest expense was $9.5 million for the second quarter of 2023, compared to $7.0 million in the first quarter of 2023 and $1.7 million in the second quarter a year ago. Current quarter interest expense was higher due to a 42 basis point increase in the cost of deposits to 1.54% at June 30, 2023, from 1.12% at the prior quarter end. The increase over the second quarter of 2022 was the result of a 134 basis point increase in the cost of deposits from 0.20% one year prior along with higher volumes of short-term FHLB advances and certificates of deposit ("CDs"). A shift in the deposit mix from transaction and money market accounts to a higher volume of savings accounts and CDs, primarily promotional, resulted in higher costs of deposits. Reliance on brokered CDs to replace lost consumer balances also contributed to additional deposit costs.

Net interest income before provision for credit losses for the second quarter of 2023 decreased 2.0% to $16.0 million, compared to $16.3 million for the preceding quarter, and decreased 7.3% from the second quarter one year ago.

The Company recorded a $300,000 provision for credit losses in the second quarter of 2023, reflecting the growth in the loan portfolio and additional charge-offs from the Splash unsecured consumer loan program. This compares to a recapture of loan loss provision of $500,000 for the preceding quarter due to a decrease in unfunded commitments during the quarter as well as improvements in the U.S. gross domestic product assumption driving anticipated loss rates. A loan loss provision of $500,000 was recorded for the second quarter of 2022, which was estimated using the incurred loss method based on historical loss trends combined with qualitative adjustments.

The net interest margin decreased to 3.25% for the second quarter of 2023, from 3.46% the prior quarter, and decreased 52 basis points compared to the second quarter of 2022 of 3.77%. Decreases from both the prior quarter and the prior year are due to higher funding costs for both deposits and borrowed funds. While increases in the cost of funding are currently outpacing the growth of the yield on interest-earning assets, the Company has taken measures to combat interest rate compression. The Bank augments organic loan production with higher yielding purchased loans through relationships with loan originators. We have also increased our focus on variable-rate lending and the Bank has entered into a fair value hedging agreement.

The yield on average earning assets of 5.17% for the second quarter of 2023 increased 22 basis points compared to the first quarter of 2023, and increased 103 basis points from 4.14% for the second quarter of 2022. Higher loan rates at origination and increased yields on variable-rate loans were offset by a slight decline in the recognition of fees related to loan prepayments. The year-over-year increase was primarily due to higher average loan balances augmented by increases in yields, which were positively impacted by the rising rate environment and overall improvements in the mix of interest-earning assets.

The cost of average interest-bearing liabilities increased to 2.33% for the second quarter of 2023, compared to 1.81% for the first quarter of 2023, and increased from 0.49% for the second quarter of 2022. Total cost of funds increased to 1.98% for the second quarter of 2023 from 1.53% in the prior quarter and increased from 0.39% for the second quarter of 2022. Current quarter increases were due to higher costs on interest-bearing deposits and advances in addition to increases in average CD and advance balances.

The increase over the same quarter last year was driven by higher rates paid on deposits. The Company has attracted and retained funding through the use of promotional products. The mix of retail deposit balances has shifted away from non-maturity accounts towards higher cost term certificate and savings products. Retail CDs represented 25.8%, 22.8% and 12.3% of retail deposits at June 30, 2023, March 31, 2023 and June 30, 2022, respectively. Average interest-bearing deposit balances increased $45.5 million, or 3.5%, to $1.33 billion for the second quarter of 2023 compared to $1.29 billion for the first quarter of 2023 and increased $110.0 million, or 9.0%, compared to $1.22 billion for the second quarter of 2022.

Selected Yields	2Q 23	1Q 23	4Q 22	3Q 22	2Q 22
Loan yield	5.38%	5.16%	5.22%	4.75%	4.48%
Investment securities yield	4.09	3.93	3.71	3.21	2.96
Cost of interest-bearing deposits	1.87	1.37	0.78	0.41	0.26
Cost of deposits	1.54	1.12	0.62	0.32	0.20
Cost of borrowed funds	4.36	3.92	3.30	2.50	1.96
Net interest spread	2.84	3.13	3.72	3.72	3.65
Net interest margin	3.25	3.46	3.96	3.88	3.77

Noninterest Income

Noninterest income declined 26.7% to $1.7 million for the second quarter of 2023 from $2.3 million for the first quarter of 2023 primarily due to a decline in the valuation of servicing rights on sold loans of $675,000 related to the impact of loan payoffs that increased the prepayment speed applied to the remaining servicing rights, as well as a current quarter reduction due to the paid-off loans, mainly attributable to one large commercial loan. Noninterest income declined 23.0% from $2.2 million the same quarter one year ago, due to decreases in the servicing rights valuation, gain on sale of mortgage loans and swap fee income. Saleable mortgage loan production continues to be hindered by reduced refinancing activity due to rising market rates on mortgage loans compared to the prior year.

Noninterest income declined $580,000 to $4.0 million for the six months ended June 30, 2023, compared to $4.6 million for the six months ended June 30, 2022.

Noninterest Income
$ in thousands	2Q 23	1Q 23	4Q 22	3Q 22	2Q 22
Loan and deposit service fees	$1,064	$1,141	$1,163	1,302	$1,091
Sold loan servicing fees and servicing right mark-to-market	(191)	493	202	206	27
Net gain on sale of loans	58	176	55	285	231
Net gain on sale of investment securities	—	—	—	—	(8)
Increase in cash surrender value of bank-owned life insurance	190	226	230	221	213
Income from death benefit on bank-owned life insurance, net	—	—	1,489	—	—
Other income	590	298	229	320	668
Total noninterest income	$1,711	$2,334	$3,368	$2,334	$2,222

Noninterest Expense

Noninterest expense totaled $15.2 million for the second quarter of 2023, compared to $14.9 million for the preceding quarter and $17.0 million for the second quarter a year ago. Increases in payroll tax, incentive payments, and stockholder communications during the current quarter were partially offset by decreases in advertising. The reduced expenses compared to the second quarter of 2022 reflects a $2.0 million decrease related to Quin Ventures compensation, advertising and customer acquisition costs, and occupancy expenses, as well as decreases in Bank commissions paid and non-recurring compensation expense, partially offset by higher Bank professional fees and FDIC insurance premiums. The Company continues to focus on managing expenses, with a focus on reducing advertising and discretionary spending.

Noninterest expense decreased 5.4% to $30.1 million for the six months ended June 30, 2023, compared to $31.8 million for the six months ended June 30, 2022. Compensation expense decreased $2.5 million primarily due to lower commissions, payroll taxes, and medical insurance expenses. Quin Ventures expenses included in the current six-month period totaled $320,000 compared to $2.7 million in the six months ended June 30, 2022.

Noninterest Expense
$ in thousands	2Q 23	1Q 23	4Q 22	3Q 22	2Q 22
Compensation and benefits	$8,180	$7,837	$8,357	$9,045	$9,735
Data processing	2,080	2,038	2,119	1,778	1,870
Occupancy and equipment	1,214	1,209	1,300	1,499	1,432
Supplies, postage, and telephone	435	355	333	322	408
Regulatory assessments and state taxes	424	389	372	365	441
Advertising	929	1,041	486	645	1,405
Professional fees	884	806	762	695	629
FDIC insurance premium	313	257	235	219	211
Other expense	758	939	1,179	807	832
Total noninterest expense	$15,217	$14,871	$15,143	$15,375	$16,963

Efficiency ratio	86.01%	79.78%	67.91%	74.86%	87.15%

Investment Securities

Investment securities decreased $7.1 million, or 2.2%, to $322.0 million at June 30, 2023, compared to $329.1 million three months earlier, and decreased $31.2 million compared to $353.1 million at June 30, 2022. The market value of the portfolio decreased $4.2 million during the second quarter of 2023, primarily driven by an increase in long-term interest rates. At June 30, 2023, municipal bonds totaled $100.5 million and comprised the largest portion of the investment portfolio at 31.2%. Non-agency issued mortgage-backed securities were the second largest segment, totaling $92.1 million, or 28.6%, of the portfolio at quarter end. The estimated average life of the securities portfolio was approximately 7.8 years, compared to 8.1 years in the prior quarter and 8.2 years in the second quarter of 2022. The effective duration of the portfolio was approximately 5.2 years, compared to 5.1 years in the prior quarter and 5.2 years at the end of the second quarter of 2022.

Investment Securities
$ in thousands	2Q 23	1Q 23	4Q 22	3Q 22	2Q 22
Municipal bonds	$100,503	$101,910	$98,050	$96,130	$104,048
U.S. Treasury notes	2,364	2,390	2,364	2,355	2,420
International agency issued bonds (Agency bonds)	1,717	1,745	1,702	1,683	1,762
Corporate issued debt securities (Corporate debt):	53,674	55,117	55,499	56,165	57,977
Senior positions	16,934	17,025	16,828	16,571	16,864
Subordinated bank notes	36,740	38,092	38,671	39,594	41,113
Mortgage-backed securities:
U.S. government agency issued mortgage-backed securities (MBS agency)	71,565	74,946	75,648	78,231	85,796
Non-agency issued mortgage-backed securities (MBS non-agency)	92,140	92,978	93,306	94,872	101,141

Loans and Unfunded Loan Commitments

Net loans, excluding loans held for sale, increased $58.8 million, or 3.8%, to $1.62 billion at June 30, 2023, from $1.56 billion at March 31, 2023, and increased $159.3 million, or 10.9%, from $1.46 billion one year ago. One-to-four family loans increased $11.1 million during the current quarter as a result of $3.3 million in new amortizing loan originations and $23.0 million of residential construction loans that converted to permanent amortizing loans, partially offset by sales and payments received. Multi-family loans increased $11.7 million during the current quarter. The increase was the result of new originations totaling $19.1 million and $493,000 of construction loans converting into permanent amortizing loans, partially offset by payoffs. Construction loans decreased $4.6 million during the quarter, with $27.5 million converting into fully amortizing loans, partially offset by draws on new and existing loans. Commercial real estate, automobile, and home equity loans increased $2.9 million, $2.6 million and $4.8 million, respectively, during the current quarter compared to the previous quarter as originations and draws on existing commitments exceeded payoffs and scheduled payments. Commercial business loans increased $30.1 million as a result of our participation in the Northpointe MPP of $23.9 million.

The Company originated $10.7 million in residential mortgages during the second quarter of 2023 and sold $6.4 million, with an average gross margin on sale of mortgage loans of approximately 2.00%. This production compares to residential mortgage originations of $5.8 million in the preceding quarter with sales of $5.4 million, with an average gross margin of 1.99%. The single-family home inventory increased in the second quarter of 2023 but higher market rates on mortgage loans continued to hinder saleable mortgage loan production. We have expanded our secondary market outlets and changed our portfolio pricing in an effort to improve our overall production mix. New single-family residence construction loan commitments totaled $4.8 million in the second quarter, compared to $4.9 million in the preceding quarter.

Loans by Collateral and Unfunded Commitments
$ in thousands	2Q 23	1Q 23	4Q 22	3Q 22	2Q 22
One-to-four family construction	$74,787	$65,770	$63,021	$58,038	$60,848
All other construction and land	81,968	95,769	130,588	157,527	152,024
One-to-four family first mortgage	428,879	394,595	384,255	374,309	351,813
One-to-four family junior liens	11,956	9,140	8,219	7,244	2,701
One-to-four family revolving open-end	33,658	30,473	29,909	27,496	25,438
Commercial real estate, owner occupied:
Health care	23,157	23,311	23,463	23,909	24,058
Office	18,797	22,246	22,583	23,002	24,311
Warehouse	15,158	16,782	20,411	18,479	21,144
Other	60,054	52,212	47,778	38,282	31,375
Commercial real estate, non-owner occupied:
Office	54,926	58,711	59,216	60,655	62,971
Retail	51,824	52,175	54,800	53,186	50,818
Hospitality	53,416	45,978	46,349	44,359	44,845
Other	90,870	93,207	89,047	98,386	96,597
Multi-family residential	296,398	284,699	252,765	242,509	220,677
Commercial business loans	80,079	80,825	73,963	69,626	69,888
Commercial agriculture and fishing loans	7,844	1,829	1,847	938	525
State and political subdivision obligations	439	439	439	472	472
Consumer automobile loans	137,860	136,540	136,213	134,221	133,364
Consumer loans secured by other assets	115,646	114,343	102,333	104,272	102,685
Consumer loans unsecured	444	420	352	481	745
Total loans	$1,638,160	$1,579,464	$1,547,551	$1,537,391	$1,477,299

Unfunded loan commitments	$168,668	$202,720	$225,836	$231,208	$250,311

Deposits

Total deposits increased $58.9 million, to $1.65 billion at June 30, 2023, compared to $1.59 billion at March 31, 2023, and increased $72.4 million, or 4.6%, compared to $1.58 billion one year ago. Increases in brokered CDs of $45.1 million, consumer CDs of $34.7 million, business savings account balances of $14.1 million, public fund CDs of $7.1 million, business CD balances of $4.2 million, consumer savings account balances of $4.1 million, and business money market account balances of $3.6 million, were offset by decreases in consumer money market account balances of $32.1 million, business demand account balances of $11.0 million, and consumer demand account balances of $10.7 million during the second quarter. We believe decreases in certain categories were driven by customers seeking higher rates and additional diversification over a variety of account types. The current rate environment has contributed to greater competition for deposits with additional rate specials offered to attract new funds.

On July 24, 2023, the FDIC issued guidance regarding estimated uninsured deposits reporting expectations to clarify that totals should not be reduced for balances collateralized by pledged assets. The Company estimates that 24% of total deposit balances were uninsured at June 30, 2023. Approximately 16% of total deposits were uninsured business and consumer deposits with the remaining 8% consisting of uninsured public fund balances totaling $126.4 million, of which $108.5 million is fully covered through a combination of an FHLB letter of credit and our participation in the Washington Public Deposit Protection Commission program and $17.9 million is fully covered through pledged securities. Consumer deposits make up 60% of total deposits with an average balance of approximately $24,000 per account.

Deposits
$ in thousands	2Q 23	1Q 23	4Q 22	3Q 22	2Q 22
Noninterest-bearing demand deposits	$280,475	$292,119	$315,083	$342,808	$336,311
Interest-bearing demand deposits	179,029	189,187	193,558	192,504	192,114
Money market accounts	374,269	402,760	473,009	519,018	587,747
Savings accounts	260,279	242,117	200,920	196,780	195,029
Certificates of deposit, retail	379,484	333,510	247,824	224,574	183,823
Certificates of deposit, brokered	179,586	134,515	133,861	129,551	85,700
Total deposits	$1,653,122	$1,594,208	$1,564,255	$1,605,235	$1,580,724

Public fund and tribal deposits included in total deposits	$130,974	$119,969	$103,662	$113,690	$131,855
Total loans to total deposits	99%	99%	99%	96%	93%

Deposit Mix	2Q 23	1Q 23	4Q 22	3Q 22	2Q 22
Noninterest-bearing demand deposits	17.0%	18.3%	20.1%	21.4%	21.3%
Interest-bearing demand deposits	10.8	11.9	12.4	12.0	12.2
Money market accounts	22.6	25.3	30.3	32.2	37.2
Savings accounts	15.7	15.2	12.8	12.3	12.3
Certificates of deposit, retail	23.0	20.9	15.8	14.0	11.6
Certificates of deposit, brokered	10.9	8.4	8.6	8.1	5.4

Cost of Deposits for the Quarter Ended	2Q 23	1Q 23	4Q 22	3Q 22	2Q 22
Interest-bearing demand deposits	0.45%	0.42%	0.17%	0.03%	0.05%
Money market accounts	0.99	0.73	0.49	0.33	0.22
Savings accounts	1.22	0.70	0.17	0.05	0.05
Certificates of deposit, retail	3.25	2.59	1.65	1.05	0.73
Certificates of deposit, brokered	3.44	2.99	2.15	1.08	0.57
Cost of total deposits	1.54	1.12	0.62	0.32	0.20

Asset Quality

Nonperforming loans were $2.6 million at June 30, 2023, a decrease of $79,000 from March 31, 2023, related to decreased delinquencies in Splash unsecured consumer loans and Triad purchased manufactured home loans, partially offset by a newly delinquent single-family residential loan. The percentage of the allowance for credit losses on loans to nonperforming loans increased to 677% at June 30, 2023, from 661% at March 31, 2023, and decreased from 1269% at June 30, 2022. Classified loans increased $4.5 million to $22.7 million at June 30, 2023, due to the downgrades of a $2.5 million commercial business loan, a $1.3 million commercial real estate loan and $873,000 in additional funds disbursed on a substandard commercial construction loan during the second quarter. The allowance for credit losses on loans as a percentage of total loans was 1.06% at June 30, 2023, decreasing from 1.10% at the prior quarter end and from 1.07% reported one year earlier. The current quarter 4 basis point decrease can be attributed to construction loans converting into amortizing loans which carry lower reserve estimates along with the Northpoint MPP balance of $23.9 million which does not carry a reserve as it is a very low-risk program.

$ in thousands	2Q 23	1Q 23	4Q 22	3Q 22	2Q 22
Allowance for credit losses on loans to total loans	1.06%	1.10%	1.04%	1.06%	1.07%
Allowance for credit losses on loans to nonperforming loans	677	661	900	463	1269
Nonperforming loans to total loans	0.16	0.17	0.12	0.22	0.08
Net charge-off ratio (annualized)	0.10	0.25	0.11	0.06	(0.03)

Total nonperforming loans	$2,554	$2,633	$1,790	$3,517	$1,241
Reserve for unfunded commitments	$1,336	$1,336	$325	$331	$358

Capital

Total shareholders’ equity decreased to $159.6 million at June 30, 2023, compared to $160.3 million three months earlier, due to a decrease in the fair market value of the investment securities portfolio, net of taxes, of $3.0 million, dividends declared of $675,000 and share repurchases totaling $341,000, partially offset by net income of $1.8 million and a $1.1 million increase in the fair market value of derivatives, net of taxes. Bond values continue to be impacted by the higher rate environment.

Tangible book value per common share* was $16.39 at June 30, 2023, compared to $16.38 at March 31, 2023, and $16.40 at June 30, 2022. Book value per common share was $16.56 at June 30, 2023, compared to $16.57 at March 31, 2023, and $16.60 at June 30, 2022.

Capital levels for both the Company and its operating bank, First Fed, remain in excess of applicable regulatory requirements and the Bank was categorized as "well-capitalized" at June 30, 2023. Common Equity Tier 1 and Total Risk-Based Capital Ratios at June 30, 2023, were 13.1% and 14.1%, respectively.

	2Q 23	1Q 23	4Q 22	3Q 22	2Q 22
Equity to total assets	7.38%	7.38%	7.75%	7.49%	8.13%
Tangible common equity ratio *	7.31	7.30	7.67	7.40	8.04
Capital ratios (First Fed Bank):
Tier 1 leverage	10.16	10.41	10.41	10.50	10.41
Common equity Tier 1 capital	13.10	13.34	13.40	13.13	13.21
Tier 1 risk-based	13.10	13.34	13.40	13.13	13.21
Total risk-based	14.08	14.35	14.42	14.16	14.24

Share Repurchase Program and Cash Dividend

First Northwest continued to return capital to our shareholders through cash dividends and share repurchases during the second quarter of 2023. We repurchased 30,176 shares of common stock under the Company's October 2020 stock repurchase plan at an average price of $11.27 per share for a total of $341,000 during the quarter ended June 30, 2023, leaving 227,410 shares remaining under the plan. In addition, the Company paid cash dividends totaling $683,000 in the second quarter of 2023.

* See reconciliation of Non-GAAP Financial Measures later in this release.

Awards/Recognition

The Company has received several accolades as a leader in the community in the last year.

In June 2023, First Fed was named on the Puget Sound Business Journal’s Best Workplaces list. First Fed has been recognized as one the top 100 workplaces in Washington, as voted for two years in row by each company’s own employees.
In May 2023, First Fed was recognized as a Top Corporate Citizen by the Puget Sound Business Journal. The Corporate Citizenship Awards honors local corporate philanthropists and companies making significant contributions in the region. The top 25 small, medium and large-sized companies were recognized in addition to nine other honorees last year. First Fed was ranked #1 in the medium-sized company category in 2023 and was ranked #3 in the same category in 2022.
In March 2023, First Fed won “Best Bank” in Cascadia Daily News 2023 Readers' Choice. It was the first year that First Fed had participated in this Whatcom County poll.
First Fed has been rated a 5-star bank by Bauer Financial, a leading independent bank and credit union rating and research firm. This top rating indicates that First Fed is one of the strongest banks in the nation based on capital, loan quality and other detailed performance criteria.

In October 2022, First Fed was also recognized in the Best of the Peninsula surveys, winning Best Bank for both Clallam and Jefferson counties. The Bank was a finalist for Best Bank on Bainbridge Island and Central Kitsap. Also, First Fed received Best Financial Advisor in Jefferson.
In September 2022, the First Fed team was honored to bring home the Gold for Best Bank in the Best of the Northwest survey hosted by Bellingham Alive.

About the Company

First Northwest Bancorp (Nasdaq: FNWB) is a financial holding company engaged in investment activities including the business of its subsidiary, First Fed Bank. First Fed is a Pacific Northwest-based financial institution which has served its customers and communities since 1923. Currently First Fed has 16 locations in Washington state including 12 full-service branches. First Fed’s business and operating strategy is focused on building sustainable earnings by delivering a full array of financial products and services for individuals, small businesses, non-profit organizations, and commercial customers. In 2022, First Northwest made an investment in The Meriwether Group, LLC, a boutique investment banking and accelerator firm. Additionally, First Northwest focuses on strategic partnerships to provide modern financial services such as digital payments and marketplace lending. First Northwest Bancorp was incorporated in 2012 and completed its initial public offering in 2015 under the ticker symbol FNWB. The Company is headquartered in Port Angeles, Washington.

Forward-Looking Statements

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities; pressures on liquidity, including as a result of withdrawals of deposits or declines in the value of our investment portfolio; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K and other filings with the Securities and Exchange Commission ("SEC"),which are available on our website at www.ourfirstfed.com and on the SEC’s website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be incorrect because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2023 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect the Company’s operations and stock price performance.

For More Information Contact:

Matthew P. Deines, President and Chief Executive Officer

Geri Bullard, EVP and Chief Financial Officer

IRGroup@ourfirstfed.com

360-457-0461

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data) (Unaudited)

	June 30, 2023	March 31, 2023	June 30, 2022	Three Month Change	One Year Change
ASSETS
Cash and due from banks	$19,294	$17,844	$19,006	8.1%	1.5%
Interest-earning deposits in banks	59,008	122,773	68,789	-51.9	-14.2
Investment securities available for sale, at fair value	321,963	329,086	353,144	-2.2	-8.8
Loans held for sale	2,049	—	696	100.0	194.4
Loans receivable (net of allowance for credit losses on loans $17,297, $17,396, and $15,747)	1,620,863	1,562,068	1,461,552	3.8	10.9
Federal Home Loan Bank (FHLB) stock, at cost	12,621	15,602	10,402	-19.1	21.3
Accrued interest receivable	7,480	7,205	5,802	3.8	28.9
Premises and equipment, net	18,140	18,252	21,291	-0.6	-14.8
Servicing rights on sold loans, at fair value	3,825	4,224	3,865	-9.4	-1.0
Bank-owned life insurance, net	40,066	39,878	39,783	0.5	0.7
Equity and partnership investments	14,569	14,392	11,452	1.2	27.2
Goodwill and other intangible assets, net	1,087	1,088	1,176	-0.1	-7.6
Deferred tax asset, net	15,031	14,211	9,310	5.8	61.5
Prepaid expenses and other assets	26,882	25,471	25,364	5.5	6.0
Total assets	$2,162,878	$2,172,094	$2,031,632	-0.4%	6.5%

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$1,653,122	$1,594,208	$1,580,724	3.7%	4.6%
Borrowings	303,397	379,377	249,319	-20.0	21.7
Accrued interest payable	1,367	508	461	169.1	196.5
Accrued expenses and other liabilities	44,286	35,255	35,040	25.6	26.4
Advances from borrowers for taxes and insurance	1,149	2,410	934	-52.3	23.0
Total liabilities	2,003,321	2,011,758	1,866,478	-0.4	7.3

Shareholders' Equity
Preferred stock, $0.01 par value, authorized 5,000,000 shares, no shares issued or outstanding	—	—	—	n/a	n/a
Common stock, $0.01 par value, authorized 75,000,000 shares; issued and outstanding 9,633,496 at June 30, 2023; issued and outstanding 9,674,055 at March 31, 2023; and issued and outstanding 9,950,172 at June 30, 2022	96	97	100	-1.0	-4.0
Additional paid-in capital	95,360	95,333	96,479	0.0	-1.2
Retained earnings	111,750	114,139	107,000	-2.1	4.4
Accumulated other comprehensive loss, net of tax	(40,066)	(38,108)	(28,447)	-5.1	-40.8
Unearned employee stock ownership plan (ESOP) shares	(7,583)	(7,749)	(8,242)	2.1	8.0
Total parent's shareholders' equity	159,557	163,712	166,890	-2.5	-4.4
Noncontrolling interest in Quin Ventures, Inc.	—	(3,376)	(1,736)	100.0	100.0
Total shareholders' equity	159,557	160,336	165,154	-0.5	-3.4
Total liabilities and shareholders' equity	$2,162,878	$2,172,094	$2,031,632	-0.4%	6.5%

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data) (Unaudited)

	Quarter Ended
	June 30, 2023	March 31, 2023	June 30, 2022	Three Month Change	One Year Change
INTEREST INCOME
Interest and fees on loans receivable	$21,299	$19,504	$16,081	9.2%	32.4%
Interest on investment securities	3,336	3,182	2,715	4.8	22.9
Interest on deposits in banks	617	404	46	52.7	1,241.3
FHLB dividends	222	192	119	15.6	86.6
Total interest income	25,474	23,282	18,961	9.4	34.3
INTEREST EXPENSE
Deposits	6,209	4,353	796	42.6	680.0
Borrowings	3,283	2,624	922	25.1	256.1
Total interest expense	9,492	6,977	1,718	36.0	452.5
Net interest income	15,982	16,305	17,243	-2.0	-7.3
Provision for (recapture of) credit losses	300	(500)	500	160.0	-40.0
Net interest income after provision for (recapture of) credit losses	15,682	16,805	16,743	-6.7	-6.3
NONINTEREST INCOME
Loan and deposit service fees	1,064	1,141	1,091	-6.7	-2.5
Sold loan servicing fees and servicing right mark-to-market	(191)	493	27	-138.7	-807.4
Net gain on sale of loans	58	176	231	-67.0	-74.9
Net (loss) gain on sale of investment securities	—	—	(8)	n/a	100.0
Increase in cash surrender value of bank-owned life insurance	190	226	213	-15.9	-10.8
Other income	590	298	668	98.0	-11.7
Total noninterest income	1,711	2,334	2,222	-26.7	-23.0
NONINTEREST EXPENSE
Compensation and benefits	8,180	7,837	9,735	4.4	-16.0
Data processing	2,080	2,038	1,870	2.1	11.2
Occupancy and equipment	1,214	1,209	1,432	0.4	-15.2
Supplies, postage, and telephone	435	355	408	22.5	6.6
Regulatory assessments and state taxes	424	389	441	9.0	-3.9
Advertising	929	1,041	1,405	-10.8	-33.9
Professional fees	884	806	629	9.7	40.5
FDIC insurance premium	313	257	211	21.8	48.3
Other expense	758	939	832	-19.3	-8.9
Total noninterest expense	15,217	14,871	16,963	2.3	-10.3
Income before provision for income taxes	2,176	4,268	2,002	-49.0	8.7
Provision for income taxes	475	825	467	-42.4	1.7
Net income	1,701	3,443	1,535	-50.6	10.8
Net loss attributable to noncontrolling interest in Quin Ventures, Inc.	75	85	953	-11.8	-92.1
Net income attributable to parent	$1,776	$3,528	$2,488	-49.7%	-28.6%

Basic and diluted earnings per common share	$0.20	$0.39	$0.27	-48.7%	-25.9%

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data) (Unaudited)

	Six Months Ended June 30		Percent
	2023	2022	Change
INTEREST INCOME
Interest and fees on loans receivable	$40,803	$30,617	33.3%
Interest on investment securities	6,518	4,990	30.6
Interest on deposits in banks	1,021	84	1,115.5
FHLB dividends	414	171	142.1
Total interest income	48,756	35,862	36.0
INTEREST EXPENSE
Deposits	10,562	1,513	598.1
Borrowings	5,907	1,620	264.6
Total interest expense	16,469	3,133	425.7
Net interest income	32,287	32,729	-1.4
(Recapture of) provision for credit losses	(200)	500	-140.0
Net interest income after (recapture of) provision for credit losses	32,487	32,229	0.8
NONINTEREST INCOME
Loan and deposit service fees	2,205	2,264	-2.6
Sold loan servicing fees and servicing right mark-to-market	302	459	-34.2
Net gain on sale of loans	234	484	-51.7
Net gain on sale of investment securities	—	118	-100.0
Increase in cash surrender value of bank-owned life insurance	416	465	-10.5
Other income	888	835	6.3
Total noninterest income	4,045	4,625	-12.5
NONINTEREST EXPENSE
Compensation and benefits	16,017	18,538	-13.6
Data processing	4,118	3,642	13.1
Occupancy and equipment	2,423	2,599	-6.8
Supplies, postage, and telephone	790	721	9.6
Regulatory assessments and state taxes	813	802	1.4
Advertising	1,970	2,157	-8.7
Professional fees	1,690	1,188	42.3
FDIC insurance premium	570	434	31.3
Other	1,697	1,713	-0.9
Total noninterest expense	30,088	31,794	-5.4
Income before provision for income taxes	6,444	5,060	27.4
Provision for income taxes	1,300	1,021	27.3
Net income	5,144	4,039	27.4
Net loss attributable to noncontrolling interest in Quin Ventures, Inc.	160	1,255	-87.3
Net income attributable to parent	$5,304	$5,294	0.2%

Basic and diluted earnings per common share	$0.59	$0.58	1.7%

FIRST NORTHWEST BANCORP AND SUBSIDIARY

Selected Financial Ratios and Other Data

(Dollars in thousands, except per share data) (Unaudited)

	As of or For the Quarter Ended
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Performance ratios: (1)
Return on average assets	0.34%	0.70%	1.18%	0.85%	0.51%
Return on average equity	4.41	8.98	15.26	10.12	5.75
Average interest rate spread	2.84	3.14	3.72	3.72	3.65
Net interest margin (2)	3.25	3.46	3.96	3.88	3.77
Efficiency ratio (3)	86.0	79.8	67.9	74.9	87.2
Equity to total assets	7.38	7.38	7.75	7.49	8.13
Average interest-earning assets to average interest-bearing liabilities	120.7	122.4	124.8	128.6	130.0
Book value per common share	$16.56	$16.57	$16.31	$15.69	$16.60

Tangible performance ratios:
Tangible assets (4)	$2,161,235	$2,170,202	$2,040,267	$2,089,454	$2,029,702
Tangible common equity (4)	157,914	158,444	156,479	154,612	163,224
Tangible common equity ratio (4)	7.31%	7.30%	7.67%	7.40%	8.04%
Return on tangible common equity (4)	4.47	9.08	15.45	10.23	5.82
Tangible book value per common share (4)	$16.39	$16.38	$16.13	$15.50	$16.40

Asset quality ratios:
Nonperforming assets to total assets at end of period (5)	0.12%	0.12%	0.09%	0.17%	0.06%
Nonperforming loans to total loans (6)	0.16	0.17	0.12	0.22	0.08
Allowance for credit losses on loans to nonperforming loans (6)	677.25	660.69	900.34	462.70	1268.90
Allowance for credit losses on loans to total loans	1.06	1.10	1.04	1.06	1.07
Annualized net charge-offs (recoveries) to average outstanding loans	0.10	0.25	0.11	0.06	(0.03)

Capital ratios (First Fed Bank):
Tier 1 leverage	10.2%	10.4%	10.4%	10.5%	10.4%
Common equity Tier 1 capital	13.1	13.3	13.4	13.1	13.2
Tier 1 risk-based	13.1	13.3	13.4	13.1	13.2
Total risk-based	14.1	14.4	14.4	14.2	14.2

Other Information:
Average total assets	$2,118,014	$2,050,210	$2,039,016	$1,996,765	$1,963,665
Average total loans	1,605,133	1,552,299	1,554,276	1,500,508	1,455,038
Average interest-earning assets	1,975,384	1,909,271	1,895,799	1,859,396	1,836,202
Average noninterest-bearing deposits	282,514	294,235	326,450	342,944	344,827
Average interest-bearing deposits	1,333,943	1,288,429	1,243,185	1,224,548	1,223,888
Average interest-bearing liabilities	1,636,188	1,559,983	1,519,106	1,446,428	1,412,327
Average equity	161,387	159,319	157,590	168,264	173,584
Average shares -- basic	8,914,355	8,911,294	9,069,493	9,093,821	9,094,894
Average shares -- diluted	8,931,386	8,939,601	9,106,453	9,138,123	9,166,131

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	See reconciliation of Non-GAAP Financial Measures later in this release.
(5)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(6)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.

	As of or For the Six Months Ended June 30,
	2023	2022
Performance ratios: (1)
Return on average assets	0.51%	0.55%
Return on average equity	6.67	5.88
Average interest rate spread	2.98	3.54
Net interest margin (2)	3.35	3.65
Efficiency ratio (3)	82.8	85.1
Equity to total assets	7.38	8.13
Average interest-earning assets to average interest-bearing liabilities	121.5	131.1
Book value per common share	$16.56	$16.60

Tangible performance ratios:
Tangible assets (4)	$2,161,235	$2,029,702
Tangible common equity (4)	157,914	163,224
Tangible common equity ratio (4)	7.31%	8.04%
Return on tangible common equity (4)	6.75	5.96
Tangible book value per common share (4)	$16.39	$16.40

Asset quality ratios:
Nonperforming assets to total assets at end of period (5)	0.12%	0.06%
Nonperforming loans to total loans (6)	0.16	0.08
Allowance for credit losses on loans to nonperforming loans (6)	677.25	1268.90
Allowance for credit losses on loans to total loans	1.06	1.07
Annualized net charge-offs (recoveries) to average outstanding loans	0.17	(0.02)

Capital ratios (First Fed Bank):
Tier 1 leverage	10.2%	10.4%
Common equity Tier 1 capital	13.1	13.2
Tier 1 risk-based	13.1	13.2
Total risk-based	14.1	14.2

Other Information:
Average total assets	$2,084,299	$1,931,868
Average total loans	1,605,133	1,400,461
Average interest-earning assets	1,942,510	1,807,115
Average noninterest-bearing deposits	288,343	336,611
Average interest-bearing deposits	1,311,311	1,222,612
Average interest-bearing liabilities	1,598,295	1,377,962
Average equity	160,359	181,475
Average shares -- basic	8,912,358	9,082,373
Average shares -- diluted	8,932,117	9,167,315

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	See reconciliation of Non-GAAP Financial Measures later in this release.
(5)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(6)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.

FIRST NORTHWEST BANCORP AND SUBSIDIARY

ADDITIONAL INFORMATION

(Dollars in thousands) (Unaudited)

Selected loan detail:

	June 30, 2023	March 31, 2023	June 30, 2022	Three Month Change	One Year Change
	(In thousands)
Commercial business loans breakout
PPP loans	$54	$72	$1,751	$(18)	$(1,697)
Northpointe Bank MPP	23,904	—	—	23,904	23,904
Secured lines of credit	38,355	30,723	12,989	7,632	25,366
Unsecured lines of credit	1,231	588	981	643	250
SBA loans	9,038	8,805	10,432	233	(1,394)
Other commercial business loans	57,551	59,798	44,909	(2,247)	12,642
Total commercial business loans	$130,133	$99,986	$71,062	$30,147	$59,071

Auto and other consumer loans breakout
Triad Manufactured Home loans	$90,792	$102,424	$79,659	$(11,632)	$11,133
Woodside auto loans	125,948	123,337	110,499	2,611	15,449
First Help auto loans	5,602	6,281	6,724	(679)	(1,122)
Other auto loans	6,188	7,350	11,097	(1,162)	(4,909)
Other consumer loans	25,420	11,910	28,764	13,510	(3,344)
Total auto and other consumer loans	$253,950	$251,302	$236,743	$2,648	$17,207

Construction and land loans breakout
1-4 Family construction	$65,025	$87,269	$74,520	$(22,244)	$(9,495)
Multifamily construction	58,070	51,788	88,922	6,282	(30,852)
Acquisition-renovation	7,266	7,096	27,103	170	(19,837)
Nonresidential construction	19,033	6,909	12,651	12,124	6,382
Land and development	7,666	8,600	9,866	(934)	(2,200)
Total construction and land loans	$157,060	$161,662	$213,062	$(4,602)	$(56,002)

FIRST NORTHWEST BANCORP AND SUBSIDIARY

ADDITIONAL INFORMATION

(Dollars in thousands) (Unaudited)

Non-GAAP Financial Measures

This press release contains financial measures that are not defined in generally accepted accounting principles ("GAAP"). Non-GAAP measures are presented where management believes the information will help investors understand the Company’s results of operations or financial position and assess trends. Where non-GAAP financial measures are used, the comparable GAAP financial measure is also provided. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of the GAAP and non-GAAP measures are presented below.

Calculations Based on Tangible Common Equity:

	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
	(Dollars in thousands, except per share data)
Total shareholders' equity	$159,557	$160,336	$158,282	$156,599	$165,154
Less: Goodwill and other intangible assets	1,087	1,088	1,089	1,173	1,176
Disallowed non-mortgage loan servicing rights	556	804	714	814	754
Total tangible common equity	$157,914	$158,444	$156,479	$154,612	$163,224

Total assets	$2,162,878	$2,172,094	$2,042,070	$2,091,441	$2,031,632
Less: Goodwill and other intangible assets	1,087	1,088	1,089	1,173	1,176
Disallowed non-mortgage loan servicing rights	556	804	714	814	754
Total tangible assets	$2,161,235	$2,170,202	$2,040,267	$2,089,454	$2,029,702

Average shareholders' equity	$161,387	$159,319	$157,590	$168,264	$173,584
Less: Average goodwill and other intangible assets	1,088	1,089	1,171	1,175	1,179
Average disallowed non-mortgage loan servicing rights	801	715	813	755	949
Total average tangible common equity	$159,498	$157,515	$155,606	$166,334	$171,456

Tangible common equity ratio (1)	7.31%	7.30%	7.67%	7.40%	8.04%
Net income	$1,776	$3,528	$6,060	$4,291	$2,488
Return on tangible common equity (1)	4.47%	9.08%	15.45%	10.23%	5.82%
Common shares outstanding	9,633,496	9,674,055	9,703,581	9,978,041	9,950,172
Tangible book value per common share (1)	$16.39	$16.38	$16.13	$15.50	$16.40
GAAP Ratios:
Equity to total assets	7.38%	7.38%	7.75%	7.49%	8.13%
Return on average equity	4.41%	8.98%	15.26%	10.12%	5.75%
Book value per common share	$16.56	$16.57	$16.31	$15.69	$16.60

	June 30, 2023	June 30, 2022
	(Dollars in thousands, except per share data)
Total shareholders' equity	$159,557	$165,154
Less: Goodwill and other intangible assets	1,087	1,176
Disallowed non-mortgage loan servicing rights	556	754
Total tangible common equity	$157,914	$163,224

Total assets	$2,162,878	$2,031,632
Less: Goodwill and other intangible assets	1,087	1,176
Disallowed non-mortgage loan servicing rights	556	754
Total tangible assets	$2,161,235	$2,029,702

Average shareholders' equity	$160,359	$181,475
Less: Average goodwill and other intangible assets	1,088	1,180
Average disallowed non-mortgage loan servicing rights	758	1,164
Total average tangible common equity	$158,513	$179,131

Tangible common equity ratio (1)	7.31%	8.04%
Net income	$5,304	$5,294
Return on tangible common equity (1)	6.75%	5.96%
Common shares outstanding	9,633,496	9,950,172
Tangible book value per common share (1)	$16.39	$16.40
GAAP Ratios:
Equity to total assets	7.38%	8.13%
Return on average equity	6.67%	5.88%
Book value per common share	$16.56	$16.60

Non-GAAP Financial Measures Footnote

(1)

We believe these non-GAAP metrics provide an important measure with which to analyze and evaluate financial condition and capital strength. In addition, we believe that use of tangible equity and tangible assets improves the comparability to other institutions that have not engaged in acquisitions that resulted in recorded goodwill and other intangibles.